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                                 LEASE AGREEMENT

     This is a LEASE AGREEMENT (the "Agreement"), dated August 4, 1998, by and between Community Clinical Laboratories, Inc. (the "Lessor"), James L. McKeown, Sr. (the "Landlord") and Medical Technology Laboratories, Inc. (the "Lessee").

                                   Background

     The Lessor is the owner of certain assets that are used in the Lessor's clinical laboratory business. The Landlord is the owner of certain real property that is used by the Lessor in its clinical laboratory business. The Lessor wishes to lease certain assets to the Lessee. The Landlord wishes to lease his real property to the Lessee. The Lessee is a provider of clinical laboratory services and wishes to lease certain assets from the Lessor and certain real property from the Landlord. Accordingly, in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:


                                      Terms

     1. Lease of Assets and Real Property. The Lessor and the Landlord lease or sublease to the Lessee, and the Lessee leases or subleases from the Lessor and the Landlord, upon and subject to the terms and conditions set forth in this
Agreement:

          (a) The Lessor's customer lists listed on Schedule 1(a);

          (b) The Lessor's laboratory testing equipment listed on Schedule 1(b);

          (c) The Lessor's assets listed on Schedule 1(c);

          (d) The Lessors assets listed on Schedule 1(d); and

          (e) The Landlord's real property described on Schedule 1(e).

The assets described in this Section are collectively called the "Assets." The real property described on Schedule 1(e) is called the "Building."

     2. Assets Not Leased. The Lessee shall not lease any of the following Assets from the Lessor:

          (a) Medicare provider number or agreement;

          (b) Medicaid provider number or agreement;

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          (c) Clinical laboratory licenses;

          (d) Any third-party payor provider numbers or agreements;

          (e) Any provider network agreements;

          (f) Any contracts or agreements with any physicians; or

          (g) Any equipment leased, purchased or owned by any physician.

The assets described in this Section are collectively called the "Not Acquired Assets."

     3. Term. The term of this Agreement shall commence on the date this Agreement is executed and will terminate on the closing date of the Asset Acquisition Agreement (the "Acquisition Agreement") entered into by the parties simultaneously with the execution of this Agreement.

     4. Rent. For the specified term, the Lessee shall pay to the Lessor and the Landlord rent as set forth in Schedule 4 to this Agreement. The Lessee has the option, in its sole discretion, to make rent payments directly to the owner of the Assets or to the Lessor's creditors or lessors. In the event that the Lessee makes any payment directly to the owner of the assets or to the Lessee's creditors or lessors, the amount of such payment shall be credited toward any future quarterly payments required to be paid pursuant to this Agreement or the Acquisition Agreement. In addition, the Lessee agrees that, if all or part of the rent is required to be paid into escrow by any governmental authority, the amount of such payment into escrow shall be credited toward any future quarterly payments required to be paid pursuant to this Agreement or the Acquisition Agreement.

     5. Title and Ownership. The Assets are, and shall remain, the personal property of the Lessor. The Building is, and shall remain, the real property of the Landlord. The Lessor grants no interest in the Assets except as expressly set forth in this Agreement. The Landlord grants no interest in the Building except as expressly set forth in this Agreement. The Lessee shall not lease, sublease, mortgage, grant a security interest in or otherwise encumber the Assets or the Building or any part thereof.

     6. Compliance with Building Code Regulations. The Landlord shall take whatever measures are necessary to bring the Building into compliance with all building code regulations of any governmental entity. Should the Landlord fail to bring the Building into compliance with all building code regulations, the Lessee may take the necessary action to bring the Building into compliance. All cash payments made by the Lessee to bring the Building into compliance with building code regulations shall be credited toward any future quarterly payments required to be paid pursuant to this Agreement or the Acquisition Agreement.

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     7.  Alterations.  Without  the prior  written  consent of the Lessor or the
Landlord, the Lessee shall not make any material alterations, additions or improvements of any kind to the Assets or the Building.

     8. Insurance. The Lessee shall keep the Assets insured against all risks of loss or damage from every cause whatsoever for not less than the full replacement value thereof and shall carry public liability and property damage insurance covering the Assets and their use. Should the Lessee fail to provide such insurance coverage, the Lessor may obtain coverage for part or all of the term of this Agreement, or such period beyond the term as is required by the insurance company issuing such coverage. The proceeds of any insurance, at the option of the Lessee, provided it is not in default under this Agreement, shall be applied to: (i) the replacement, restoration, or repair of the Assets; or
(ii) payment of the obligations of the Lessee. The Landlord shall keep the Building insured against all risks of loss or damage from every cause whatsoever for not less than the full replacement value thereof. Should the Landlord fail to provide such insurance coverage, the Lessee may obtain coverage for part or all of the term of this Agreement, or such period beyond the term as is required by the insurance company issuing such coverage.

     9. Indemnification. The Landlord will indemnify and hold the Lessee harmless from and against any and all losses, expenses and liabilities (including attorneys' fees and expenses at all levels of proceedings) arising out of or resulting from the Building. This indemnity shall survive the termination or expiration of the Agreement.

     10. Surrender. Upon the expiration or early termination or cancellation of this Agreement, the Lessee, at its sole expense, shall return the Assets to the Lessor in good working order and repair.

     11. Risk of Loss. The Lessor shall bear all risks of loss of and damage to the Assets from any cause. The Landlord shall bear all risks of loss and damage to the Building from any cause.

     12. Early Termination. The Lessee may cancel and terminate this Agreement at any time upon 30 days' prior written notice.

     13. Waiver. No covenants or condition of this Agreement can be waived except by the written consent of the parties.

     14. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the lease of the Assets. There are no promises, agreements, conditions, undertakings, inducements, waivers, representations, or warranties, oral or written, express or implied, between the parties other than as are specifically set forth in this Agreement.

     15. Inspection. From time to time during the term of this Agreement, the Lessor and the Landlord shall have the right to inspect the Assets and the Building, respectively, upon reasonable notice to the Lessee.

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     16. Severability.  If any provision contained in this Agreement is declared or held to be invalid or unenforceable, then such declaration or holding shall be limited to its most narrow application and shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect.

     17. Amendments. This Agreement and any exhibit or schedule to this Agreement shall not be amended, altered or changed except by a written agreement signed by the parties.

     18. Notices. All notices, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered by overnight delivery service or hand delivered, addressed as follows:

                  If to Lessee:

                           Medical Technology Laboratories, Inc.
                           12920 Automobile Boulevard
                           Clearwater, Florida 34622
                           Attn:  Mr. Todd E. Siegel, President

                  With a copy to:

                           Holland & Knight LLP
                           400 North Ashley Drive
                           Suite 2300
                           Tampa, Florida  33602
                           Attn:  Robert J. Grammig, Esq.

                  If to Lessor:

                           Community Clinical Laboratories, Inc.
                           1375 South Fort Harrison Avenue
                           Clearwater, Florida 33756
                           Attn:  James L. McKeown, Jr.

                  With a copy to:

                           Conklin, Stanley & Probst, P.A.
                           1465 South Fort Harrison Avenue
                           Clearwater, Florida 34616
                           Attn:  Paul Probst, Esq.


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                  If to the Landlord:

                           James L. McKeown, Sr.
                           430 West Druid Road
                           Clearwater, Florida 34616


     19. Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors, and assigns. Nothing in the foregoing sentence shall in any way waive or be deemed to waive any limitations provided in this Agreement as to the assignability or transferability of this Agreement.

     20. Headings. The headings to the paragraphs of this Agreement are solely for the convenience of the parties, and are not an aid in the interpretation of the instrument.

     21. Governing Law. The validity, interpretation, and enforcement of this Agreement, of the rights and obligations of the parties to this Agreement, and of the other documents delivered in connection with this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of Florida.

     22. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, which taken together shall constitute one agreement. Facsimile signatures shall have the same effect as original signatures.

     23. No Joint Venture. The parties to this Agreement do not intend to create any joint venture, partnership, agency or other relationship, implied or otherwise, as a result of this Agreement.

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     IN WITNESS WHEREOF,  the Lessor,  the Landlord and the Lessee have executed this Agreement on the date written above.

                                     LESSOR:

                                     Community Clinical Laboratories, Inc.

                                     By:__________________
                                     Name:________________
                                     Its:_________________


                                     LANDLORD:

                                     _____________________
                                     James L. McKeown, Sr.


                                     LESSEE:

                                     Medical Technology Laboratories, Inc.


                                     By:___________________
                                     Name:  Todd E. Siegel
                                     Its:  President